                                                                   EXHIBIT 10.1a
                                                                  Execution Copy


                      SETTLEMENT AND TERMINATION AGREEMENT


         This SETTLEMENT AND TERMINATION AGREEMENT (this "Agreement"), dated as of December 23, 1993, is entered into by and among the Federal Deposit Insurance Corporation ("FDIC"), as manager of the FSLIC Resolution Fund ("FRF") (the FDIC as Manager of FRF herein called the "FDIC Manager"), and Bank United of Texas FSB (formerly United Savings Association of Texas FSB), a federal stock savings bank, located in Houston, Texas ("Bank United"), USAT Holdings Inc. ("USAT Holdings"), a savings and loan holding company incorporated under the laws of Delaware of which Bank United is a subsidiary, Hyperion Holdings Inc., a savings and loan holding company incorporated under the laws of the State of Delaware of which USAT Holdings is a subsidiary ("Hyperion Holdings"), and Hyperion Partners L.P., a limited partnership organized under the laws of the State of Delaware of which Hyperion Holdings is a wholly-owned subsidiary ("Hyperion Partners"), (USAT Holdings, Hyperion Holdings, and Hyperion Partners, collectively, the "Holding Companies").

                                    RECITALS

         The FRF is the transferee of the assets and liabilities of the Federal Savings and Loan Insurance Corporation ("FSLIC"). The FDIC Manager, Bank United and the Holding Companies desire to provide for (i) the termination of that certain Assistance Agreement dated December 30, 1988, by and between the FSLIC, Bank United and the Holding Companies (the "Assistance Agreement"), (ii) the amendment of that certain Warrant Agreement dated December 30, 1988, by and between the FDIC Manager and Bank United (the "Warrant Agreement"), and (iii) the termination and full and final settlement, as between the parties to the Mutual Release attached hereto as Exhibit 2.5, of that certain lawsuit, filed August 3, 1993, by Bank United and the Holding Companies against the FDIC Manager and certain other parties in the United States District Court for the Southern District of Texas (Galveston Division) (Docket G-93-461) (the "Lawsuit").

         Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Assistance Agreement, the Acquisition Agreement, dated December 30, 1988, between the FSLIC and Bank United (the "Acquisition Agreement"), and the Warrant Agreement.

                                   AGREEMENT

         In consideration of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and notwithstanding anything to the contrary under the terms of the Assistance Agreement, the Acquisition Agreement and the Warrant Agreement and any other related agreements, the parties hereby agree as follows:





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                                   ARTICLE I

                                    CLOSING

         The consummation of the transactions contemplated by this Agreement, subject to the satisfaction or waiver of the conditions precedent set forth in
Article V, shall take place at a closing (the "Closing") to be held at the offices of Vinson & Elkins L.L.P., 1455 Pennsylvania Avenue, N.W., Washington, D.C. at 11:00 a.m. local time on December 28, 1993, with certain deliveries to be made at the offices of Bank United, 3200 Southwest Freeway, Houston, Texas 77027, or such earlier date, or in such other manner, as the parties hereto may agree in writing (the "Closing Date").


                                   ARTICLE II

                             PAYMENTS AND TRANSFERS

         On the Closing Date, subject to the satisfaction or waiver in writing of the conditions precedent set forth in Article V:

         Section 2.1 Payment of Termination Amount. The FDIC Manager shall pay or cause to be paid to Bank United, by wire transfer in immediately available funds, $250,175,714 (the "Termination Amount"). The Termination Amount is subject to adjustment as provided in Section 3.4 hereof.

         Section 2.2 Warrants. Bank United and the FDIC Manager will execute and deliver, each to the other, a fully executed Amendment to Warrant Agreement, attached as Exhibit 2.2 hereto.

         Section 2.3 Tax Benefit Sharing. Bank United and the FDIC Manager will execute and deliver, each to the other, the Tax Benefits Agreement attached hereto as Exhibit 2.3.

         Section 2.4 Termination of Assistance Agreement. Except as set forth herein, the Assistance Agreement and all rights and obligations of the parties thereto not previously fulfilled shall terminate effective as of the Closing Date.

         Section 2.5 Release. The release attached hereto as Exhibit 2.5 shall be executed and delivered by each of Bank United, the Holding Companies, the FDIC in its own capacity, the RTC and the FDIC Manager.

         Section 2.6 Dismissal of Lawsuit. An agreed form of dismissal of Bank United of Texas FSB, et al. v. Federal Deposit Insurance Corporation, et al., Civil Action No. G-93-0461, now pending in the United States District Court for the Southern District of Texas (Galveston





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Division), in substantially the form attached hereto as Exhibit 2.6, shall be signed by the parties thereto and be suitable for filing with the court and for signature by the court in an order of dismissal embodying this Settlement and Termination Agreement.

                                  ARTICLE III

                               TRANSFER OF ASSETS

         Section 3.1 Transferred Assets. At the Closing, Bank United shall transfer, assign and convey to the FDIC Manager, without recourse (except as otherwise expressly set forth in this Agreement or in the documents ("Transfer Documents") executed by Bank United as of the Closing Date effecting such transfer, assignment and conveyance referred to below) and to the fullest extent permitted by law or applicable contract provision, all of Bank United's right, title and interest in and to the following assets, properties and rights (the "Transferred Assets"):

                 (a) The mortgage and non-mortgage loans listed on
         Exhibit 3.1(a) attached hereto (the "Transferred Loans");

                 (b) All mortgages, deeds Of trust (collectively, "Mortgages") and other collateral interests securing the Transferred Loans, including but not limited to all assignments of leases and rents, all assignments of office, hotel, parking and other management agreements, all assignments of contracts for construction and architectural work, all security interests in owned and leased personal property of any of the borrowers under the Transferred Loans, including but not limited to the Mortgages, and other collateral listed on Exhibit 3.1(b) attached hereto;

                 (c) All environmental and other indemnities given to Bank United or any of its subsidiaries in connection with any of the Transferred Loans, together with all puts, options and rights of Bank United to either sell such Transferred Loans or portions thereof to third parties, or acquire any real or personal property securing any of the Transferred Loans;

                 (d) The real property listed on attached Exhibit 3.1(d) hereto (the "Transferred REO"), together with (i) the improvements and fixtures located on the Transferred REO, and (ii) all appurtenances, rights, easements, rights-of-way, tenements and hereditaments incident to the ownership and operation of the Transferred REO;

                 (e) All machinery, equipment, vehicles, furniture, tools, spare parts, supplies, materials, and other similar personal property owned or leased by Bank United or any of its subsidiaries and located at the site of the Transferred REO and which either (i) are accounted for by Bank United as part of the Transferred REO, or (ii) constitute items the purchase price or other cost of which has been reimbursed or credited to Bank United





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         as an allowable expense under the Assistance Agreement and including, without limitation, the items described in Exhibit 3.1(e) attached hereto;

                 (f) Those agreements related to the operation, ownership, sale, leasing, maintenance or development of the Transferred REO which are described in Exhibit 3.1(f) attached hereto (collectively, the "Assigned Contracts");

                 (g) Originals (in the case of items relating exclusively to the Transferred REO or Transferred Loans, provided such originals are in the possession of Bank United) or copies of all operating data and records of Bank United relating to the Transferred REO and the Transferred Loans, including books, records, blueprints, specifications, tenant lists, rent rolls, legal files, credit information and correspondence;

                 (h) All transferable computer software and related documentation used in connection with the operation, ownership, leasing, maintenance or development of the Transferred REO or the servicing of the Transferred Loans, to the extent that the costs of acquiring or developing such software has been reimbursed or credited to Bank United as an allowable expense under the Assistance Agreement;

                 (i) All United States trademarks, service marks, trademark and service mark applications, trade names, trade rights, whether or not registered, and assignable licenses and permits (collectively, "Intellectual Property"), in each case (i) used exclusively in the operation, ownership, leasing, maintenance or development of the Transferred REO or the property encumbered by the Mortgages or (ii) the costs of the acquisition of which have been reimbursed or credited to Bank United as an allowable expense under the Assistance Agreement, including, without limitation, those listed in Exhibit 3.1(i)(1) hereto, but excluding any Intellectual Property listed on Exhibit 3.1(i)(2);

                 (j) All transferrable permits, certificates of occupancy, licenses, approvals and authorizations (collectively, "Permits") issued to Bank United or any of its subsidiaries by federal, state or local governments or governmental authorities which are necessary or appropriate to comply with applicable laws and regulations and which either (i) relate exclusively to any of the Transferred Assets, or (ii) the costs of the acquisition of which have been reimbursed or credited to Bank United as an allowable expense under the Assistance Agreement, including, without limitation, those items listed in Exhibit 3.1(j)(1) attached hereto (collectively, the "Licenses"), but excluding any Permits listed on Exhibit 3.1(j)(2) hereto;

                 (k) Each of the other assets listed on Exhibit 3.1(k);

                 (l) All other transferable assets relating to the Transferred Loans or any of the Transferred REO, the costs of the acquisition of which have been reimbursed or credited to Bank United as an allowable expense under the Assistance Agreement; and





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                 (m) All other Covered Assets owned by Bank United at Closing that are not set forth on Exhibit 3.6 hereto.

The transfer, assignment, and conveyance of the foregoing assets to be conveyed shall be effected by means of the Transfer Documents. The Transfer Documents shall consist of the following: (i) deeds and assignments of leases, in recordable form, with respect to the Transferred REO, and landlord consents, to the extent obtained, and assignments related thereto, all substantially in the form of Exhibit 3.1(n); (ii) a duly executed bill of sale, substantially in the form of Exhibit 3.1(o); (iii) with respect to the Transferred Loans, the original note, if in the possession of Bank United, endorsed by Bank United without recourse in the form attached hereto as Exhibit 3.1(p); (iv) with respect to the Mortgages, the original Mortgage, if in the possession of Bank United, as recorded with evidence of recording indicated therein and an original Mortgage assignment, without recourse, in recordable form to the FDIC Manager in substantially the form attached hereto as Exhibit 3.1(q); (v) instruments of assignment and licenses with respect to Intellectual Property, Permits and Licenses; and (vi) with respect to Assigned Contracts, assignment and assumption agreements under which all of Bank United's rights are transferred to the FDIC Manager, together with the original Assigned Contract (if in the possession of Bank United).

         Section 3.2 Bank United's Cooperation with Respect to Transfer of Transferred Assets. On and after the Closing Date (i) Bank United will execute and deliver the Transfer Documents and such other instruments as are reasonably necessary to complete the assignments or transfers of the Transferred Assets, provided that all such other instruments shall be satisfactory in form and substance to Bank United and its counsel and the FDIC Manager and its counsel, shall not include any terms inconsistent with the terms of this Agreement or the Transfer Documents, and shall not impose or purport to impose on Bank United or any affiliate of Bank United any liability or other obligation other than those expressly set forth in this Agreement or the Transfer Documents, and
(ii) Bank United will transfer and deliver to the FDIC Manager originals (in the case of items relating exclusively to the Transferred REO or Transferred Loans, provided such originals are in the possession of Bank United) or copies of all books, records, documents, files and all other information (including, without limitation, loan trial balances (magnetic tape and hard copy to the extent Bank United has systems capacity to provide such information in such format), loan histories, tax records, insurance policies, litigation (both asset and non-asset) information, bankruptcy information, information on potential environmental liabilities, consulting reports, third party property management contracts, participation information and subsidiary information) in Bank United's control or possession relating to the Transferred Assets and reasonably deemed to be necessary by the FDIC Manager to effectively take ownership and control of such Transferred Assets. All out-of-pocket expenses (excluding legal fees and expenses) actually incurred by Bank United directly associated with providing such documents shall be split equally between Bank United and the FDIC Manager.

         Section 3.3 Transferred Claims. On the Closing Date, Bank United shall transfer, assign and convey to the FDIC Manager, without recourse (except as expressly set forth in this





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Agreement or the Transfer Documents) and to the fullest extent permitted by law or applicable contract provision, all of Bank United's right, title and interest in and to any Acquired Association Claim or Related Claim with respect to the Transferred Assets, including but not limited to those Acquired Association Claims and Related Claims being identified in Exhibit 3.3 attached hereto ("Transferred Claims"). On and after the Closing Date (i) Bank United will execute and deliver all instruments as are reasonably necessary to complete the assignments or transfers of the Transferred Claims, provided that all such instruments shall be satisfactory in form and substance to Bank United and its counsel and the FDIC Manager and its counsel, shall not include any terms inconsistent with the terms of this Agreement or the Transfer Documents, and shall not impose or purport to impose on Bank United or any Affiliate of Bank United any liability or other obligation other than those expressly set forth in this Agreement or the Transfer Documents, and (ii) Bank United will deliver to the FDIC Manager originals or copies of all documents and files in Bank United's control or possession relating to the Transferred Claims or deemed necessary by the FDIC Manager to effectively prosecute such Transferred Claims. All out-of-pocket expenses (excluding legal fees and expenses) actually incurred by Bank United directly associated with providing such documents shall be split equally between Bank United and the FDIC Manager.

         Section 3.4 Adjustments to the Termination Amount.

                 (a) Sale of Assets Prior to Closing. If any Transferred Asset is sold or otherwise liquidated by Bank United prior to Closing (each Transferred Asset so sold or otherwise liquidated being referred to herein as a "Sold Asset"), then:

                     (1) Each exhibit referred to in Section 3.1 hereof
                 shall be deemed to have been amended, as appropriate, to delete such Sold Asset;

                     (2) The amount to be paid by the FDIC Manager to Bank
                 United at the Closing pursuant to Section 2.1 hereof shall be reduced by an amount equal to the Net Proceeds Received (as defined in the Assistance Agreement) by Bank United in respect of such Sold Asset;

                     (3) Each exhibit referred to in Section 3.1 hereof
                 shall be deemed to be amended to include therein any non-cash consideration which under the Assistance Agreement would constitute a Covered Asset received by Bank United in payment for such Sold Asset; and

                     (4) Bank United shall deliver a certificate at
                 Closing setting forth each of the matters referred to in clauses (1), (2), and (3) of this Section 3.4(a).

         For purposes of determining the Final Period Payment, any loss resulting from the sale or liquidation of a Sold Asset, and goodwill amortization pursuant to Section 3(a)(13) of





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         the Assistance Agreement, shall be disregarded (such amounts being reflected in the payment made pursuant to Section 2.1 hereof).

                 (b) Adjustments to Book Value of Transferred Assets. If the Book Value as of the Closing Date (or, in the case of a Sold Asset, as of the time of sale or liquidation) of a Transferred Asset is less than the Book Value of the Transferred Asset as of September 30, 1993, then the amount equal to the difference between the Book Value as of the Closing Date (or, in the case of a Sold Asset, as of the time of sale or liquidation) of the Transferred Asset and the Book Value as of September 30, 1993 of the Transferred Asset shall be credited to Special Reserve Account I for purposes of the Final Period Payment calculated pursuant to Article IV. If the Book Value as of the Closing Date (or, in the case of a Sold Asset, as of the time of sale or liquidation) of a Transferred Asset is greater than the Book Value of the Transferred Asset as of September 30, 1993, then an amount equal to the difference between the Book Value as of the Closing Date (or, in the case of a Sold Asset, as of the time of sale or liquidation) of the Transferred Asset and the Book Value as of September 30, 1993 of the Transferred Asset shall be debited to Special Reserve Account I for purposes of the Final Period Payment calculated pursuant to
         Article IV.

         Section 3.5 Transfer of Litigation.

                 (a) Effective upon the Closing Date, the FDIC Manager shall assume the responsibility for managing and conducting all proceedings relating to the litigation cases (the "Transferred Cases") listed on
         Exhibit 3.5(a) hereto. Prior to the Closing, Bank United will advise its outside counsel in writing of the FDIC's assumption of the responsibility for managing the Transferred Cases and prepare and direct its outside counsel to prepare those documents reasonably necessary to designate new counsel of record for the Transferred Cases.

                 (b) Effective upon the Closing Date, the FDIC Manager shall pay all legal fees and expenses incurred in connection with the Transferred Cases on or after the Closing Date and shall indemnify and hold harmless the Bank United Indemnitees (as defined in Section 9.1) from all claims for such legal fees and expenses.

                 (c) Effective upon the Closing Date, the FDIC Manager shall continue to indemnify the Bank United Indemnitees to the same extent as it does so with respect to the Transferred Cases currently, for any claims plead to date in the Transferred Cases. Subject to the accuracy of the representations set forth in Section 6.1(g)(ii), the FDIC Manager agrees that it is obligated to indemnify the Bank United Indemnitees with respect to each claim that has been asserted to date in the pleadings related to the Transferred Cases. With respect to those matters set forth on Exhibit 3.5(c), and with respect to any claims which may be alleged in the Transferred Cases after the date hereof, the FDIC Manager agrees to indemnify Bank United to the extent that such





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         claims are claims for which Bank United would have been entitled to indemnity, reimbursement, or credit under the terms of the Assistance Agreement if such Assistance Agreement had not been terminated. Such indemnification shall be provided in accordance with the provisions of
         Section 9.4 hereof.

                 (d) Notwithstanding the transfer of litigation contemplated by this Section 3.5, and subject to the provisions of Section 9.4(b), any Bank United Indemnitee may, at its sole discretion, elect to continue to participate in, but, so long as the FDIC Manager has admitted in writing (as set forth in Section 9.4(b)) its obligation to indemnify such Bank United Indemnitee with respect to such claims, not control the defense of, claims relating to any matter in which it is a named party, or which relates, directly or indirectly, to any property or assets, tangible or intangible, in which such Bank United Indemnitee retains an interest; provided that such Bank United Indemnitee shall, so long as the FDIC Manager has admitted in writing its obligation to indemnify such Bank United Indemnitee with respect to such claims (as set forth in Section 9.4(b)), be responsible for the costs and expenses of its own attorneys with respect to such participation.

         Section 3.6 Certain Assets to be Retained. The FDIC Manager and Bank United acknowledge and agree that there are certain Covered Assets which will be retained by Bank United following the Closing (the "Retained Assets"), and that effective upon the Closing such Retained Assets will cease to be Covered Assets under the Assistance Agreement and will be owned by Bank United free and clear of any right, claim, equity, or other adverse interest of the FDIC Manager. Except with respect to matters included in the Final Period Payment and for matters subject to Section 4.4, Bank United shall not be obligated to make any payment with respect to such Retained Assets, and the retention of such Retained Assets shall for all purposes hereunder and under the Assistance Agreement be deemed to have occurred at Closing at Book Value. The FDIC Manager shall not be obligated to make any payment with respect to such Retained Assets under the Assistance Agreement on or after the Closing, except with respect to matters included in the Final Period Payment, for matters subject to Section 4.4, and for matters with respect to which indemnity is otherwise available hereunder. The Retained Assets shall include only those Covered Assets set forth on Exhibit 3.6 hereto.

         Section 3.7 Letters of Credit. (a) The FDIC Manager acknowledges that Bank United has issued those letters of credit set forth in Exhibit 3.7 hereto (the "Letters of Credit") in connection with the administration of the Covered Assets, and that, to the extent set forth on such Exhibits, the Letters of Credit are secured by cash which either is, or is owned by a subsidiary which is, a Covered Asset. The FDIC Manager agrees that Bank United will retain its security interest in the cash securing the Letters of Credit notwithstanding the consummation of the transactions contemplated hereby.

                 (b) The FDIC Manager agrees that it shall (i) use its best efforts to secure the release of each Letter of Credit as promptly as is reasonably practical following the Closing Date, and (ii) if a drawing under any Letter of Credit is made, promptly





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         reimburse Bank United for the amount of any such draw to the extent that cash collateral is not available to Bank United for such reimbursement.

                                   ARTICLE IV

                              FINAL PERIOD PAYMENT

         Section 4.1 Determination of Final Period Payment. Bank United shall calculate, as of the Closing Date, the amount of each adjustment to Book Value of the Transferred Assets from September 30, 1993 to the Closing Date (or, in the case of a Sold Asset, to the date of sale or liquidation) as contemplated by Section 3.4(b) and each debit and credit to Special Reserve Account I and Special Reserve Account II attributable to the period from October 1, 1993 to the Closing Date (the "Final Period"), treating the Closing Date as if it were the end of a calendar quarter for the purposes of such calculation; provided, however, that Guaranteed Yield shall be calculated for this purpose on the basis of the actual number of days elapsed from and including October 1, 1993, to and excluding the Closing Date; and provided further that for purposes of the Final Period Payment (x) Guaranteed Yield on cash held in Covered Asset Subsidiaries will be deemed to be equal to the Actual Yield on such cash, (y) for purposes of determining Guaranteed Yield payable with respect to any Covered Asset that is sold, transferred, or otherwise liquidated during the Final Period, such Guaranteed Yield will be payable only to the date on which such Covered Asset is so sold, transferred, or liquidated and (z) any dividend or other distributions made on or in respect of Bank United's Common Stock between October 1, 1993 and the Closing Date shall be taken into account in determining the Final Period Payment as contemplated by Section 3(b)(9) of the Assistance Agreement, treating the Warrants as representing the right to acquire 158,823 shares of Common Stock of Bank United. The net amount of such adjustments, debits and credits is herein referred to as the "Final Period Payment", and shall be expressed as a positive dollar amount if total debits exceed total credits, and as a negative amount if total credits exceed total debits. It is expressly understood and agreed among the parties hereto that for purposes of determining the Final Period Payment, no debit or credit shall be considered or taken into account to the extent that such debit or credit reflects an adjustment to any amount debited or credited to Special Reserve Account I or Special Reserve Account II for any period prior to October 1, 1993, nor shall any item be considered or taken into account which, under the terms of the Assistance Agreement, could have been properly included as a debit or credit to Special Reserve Account I or Special Reserve Account II for a period prior to October 1, 1993, it being further expressly understood that all such prior period adjustments or other debits or credits have, except to the extent provided in Section 4.4, been settled between the parties as part of the payment made pursuant to Section 2.1 hereof.





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         Section 4.2 Final Report.

                 (a) Bank United shall deliver to the FDIC Manager a report with respect to the period commencing on October 1, 1993 and ending on the Closing Date (the "Final Report") no later than sixty (60) days after the Closing Date setting forth in reasonable detail the calculation of the Final Period Payment. The Final Report shall contain the items required to be included in a Quarterly Report under
         Section 16 of the Assistance Agreement and be in the format (with supporting documentation) as previously utilized by Bank United and accepted by the FDIC Manager with respect to previous Quarterly Reports under the Assistance Agreement. Subject to Section 4.4, Bank United shall not be entitled to increase the amount of any debit or adjustment to Special Reserve Account I or Special Reserve Account II claimed to be due hereunder for the Final Period after the submission of the Final Report. If the Final Report indicates a negative dollar amount for the Final Period Payment, such Final Report shall be accompanied by a check of Bank United, payable to the FDIC Manager, for the amount of such difference. If the Final Report indicates a positive dollar amount for the Final Period Payment, then no later than thirty (30) days after receipt of the Final Report, the FDIC Manager will pay or cause to be paid to Bank United, in immediately available funds, an amount equal to (x) the Final Period Payment indicated as due on the Final Report, minus (y) the Final Report Disputed Item Amount. If the amount due hereunder is not paid when and as due, such amount shall accrue and be paid with interest at an annual rate equal to TCOF plus 200 basis points, such interest to be deemed to have accrued from and including the date which is thirty
         (30) days after receipt of the Final Report until and excluding the date actually paid in immediately available funds.

                 (b) The FDIC Manager shall, no later than thirty (30) days after receipt of the Final Report, provide to Bank United a report (the "Disputed Item Report") setting forth the Final Report Disputed Item Amount, if any. The term "Final Report Disputed Item Amount" means the full amount of any exceptions or disputes noted by the FDIC Manager with respect to the Final Report. If the Disputed Item Report has not been delivered to Bank United within said 30-day period, the FDIC Manager shall be deemed for all purposes hereunder to have waived all rights hereunder (other than rights under Section 4.4) to challenge the Final Report or the Final Period Payment as set forth therein. The Disputed Item Report shall include a reasonably detailed description of each disputed item, together with such other information and supporting documentation as may reasonably be required in order for Bank United to evaluate the position taken by the FDIC Manager with respect to such disputed item.

                 (c) If there are any Disputed Items, then the FDIC Manager and Bank United shall attempt to resolve such items within 30 days following the receipt by Bank United of the Disputed Item Report (the date on which such 30 day period expires, or on which any extension of such period as the parties hereto may mutually agree to in writing expires, herein called the "Resolution Deadline Date"). If the FDIC Manager and Bank





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
         United resolve all such items to their mutual satisfaction by the Resolution Deadline Date, then within 10 days following such resolution, the FDIC Manager shall pay to Bank United such amount, if any, as may be due to Bank United pursuant to such resolution (the "Final Payment") together with interest on such Final Payment from the date which is thirty (30) days after receipt of the Final Report to the date the Final Payment is made at an annual rate equal to TCOF plus 200 basis points.

                 (d) If the FDIC Manager and Bank United fall to resolve any outstanding Disputed Items by the Resolution Deadline Date, then either party may submit specific unresolved Disputed Items to arbitration pursuant to the provisions of this Section 4.2(d). Failure to submit any unresolved Disputed Item to arbitration within thirty days following the Resolution Deadline Date (the date on which such 30-day period expires herein called the "Arbitration Deadline Date") shall be deemed a waiver of both parties' right to dispute such non-submitted Disputed Item(s). Either party shall submit a matter for arbitration by delivering a notice to the other party in writing setting forth:

                     (i)     A description of the Disputed Item;

                     (ii)    A statement of the moving party's position; and

                     (iii) the identity of the arbitrator selected by the moving party, which shall be one of the individuals set forth on Exhibit 4.2(d) hereto.

                 (e) The non-moving party shall, within 30 days following receipt of a notice pursuant to Section 4.2(d) hereof, deliver a notice to the moving party setting forth

                     (i) the identity of the arbitrator selected by the non-moving party to consider such disputed item, which shall be one of the individuals set forth on Exhibit 4.2(d) hereto, and

                     (ii) a statement of the position of the non-moving party with respect to such Disputed Item.

                 (f) The two arbitrators selected pursuant to Sections 4.2(d) and (e) hereof shall select a third arbitrator from those listed on
         Exhibit 4.2(d) hereto, and such three arbitrators shall constitute the arbitration panel for resolution of such Disputed Items. The concurrence of any two arbitrators shall be deemed to be the decision of the arbitrators for all purposes hereunder. The arbitration shall proceed on such time schedule and pursuant to such procedures as the arbitrators shall determine. The arbitration proceedings shall take place in Houston, Texas, or such other location as the parties may mutually agree.

                 (g) The FDIC Manager and Bank United shall facilitate the resolution of any outstanding Disputed Items by making available in a prompt and timely manner to one another and to the arbitrators for examination and copying, as appropriate, all documents, books and records under their respective control that are reasonably relevant to the issues involved and that would be discoverable under the Federal Rules of Civil Procedure.

                 (h) The arbitrators designated pursuant to Sections 4.2(d),
         (e) and (f) shall select, with respect to each Disputed Item submitted to arbitration pursuant to this Section 4.2, either (i) the determination submitted by Bank United with respect to such Disputed Item(s), or (ii) the determination submitted by the FDIC Manager with respect to such Disputed Item(s), in either case as set forth in its respective notice pursuant to Sections 4.2(d) or (e) hereof, the arbitrators shall have no authority to select a value for any Disputed Item other than the determination set forth in clauses (i) and (ii) of this sentence. The decision of the arbitrators designated pursuant hereto shall be final and binding on the parties, except in the case of fraud. Any payment due pursuant to the decision made by the arbitrators shall be made within 30 days of the decision made by the arbitrators pursuant to this Section 4.2, and shall be accompanied by interest on the payment due at an annual rate equal to TCOF plus 200 basis points from the date which is thirty (30) days after receipt of the Final Report until the date actually paid.

         Section 4.3 Fees and Expenses of Arbitrators. The fees and expenses of the arbitrators shall be allocated by the arbitrators proportionately among each Disputed Item on such basis as the arbitrators deem equitable, with each such allocated portion paid by the party who is not the prevailing party with respect to such Disputed Item.

         Section 4.4 Post-Closing Expenses and Receipts. (a) If Bank United receives any bills or otherwise incurs any cost or expense for periods after the Closing Date which would have been a reimbursable item under the Assistance Agreement had it not been terminated but was not included as a reimbursable item in either the Final Period Report or in any quarterly report filed pursuant to the Assistance Agreement, then any bills for any such cost or expense shall be forwarded to the FDIC Manager, FDIC-Division of Depositor and Asset Services, 5080 Spectrum Drive, Suite 1000E, Dallas, Texas 75248, for payment. For purposes of this Agreement, a cost or expense shall be deemed to have been incurred after the Closing Date, and a bill shall be deemed to have been received after the Closing Date, if (i) such cost or expense is actually paid, or first becomes payable, after the Closing Date, or such bill is received after the Closing Date, and (ii) with respect to expenses related to Covered Assets other than the Transferred Assets, the expense or cost, or amount payable pursuant to such bill, relates solely to goods or services provided, or expenses incurred, on or prior to the Closing Date. All such bills shall be promptly paid by the FDIC Manager. If any such bills, costs, or expenses are paid by Bank United, the FDIC Manager shall, promptly following receipt of notice of such payment, reimburse Bank United for the amount of such payment.

                 (b) If the FDIC Manager receives any bills or otherwise incurs any cost or expense with respect to (i) the Retained Assets for periods on or after the Closing Date, or (ii) the Transferred Assets for periods on or prior to the Closing Date (and such cost or expense, or amount reflected in such bill, would not have been reimbursable or creditable to Bank United pursuant to the Assistance Agreement), any bills for any such cost or expense shall be forwarded to Bank United, 3200 Southwest Freeway, 16th Floor, Houston, Texas 77027, for payment. All such bills shall be promptly paid by Bank United. If any such bills are paid by the FDIC Manager, Bank United shall, promptly following receipt of notice of such payment, reimburse the FDIC Manager for the amount of such payment.

                 (c) If Bank United receives any payment or other proceeds with respect to any Transferred Asset after the Closing Date, it shall promptly pay such amount over to the FDIC Manager.

                 (d) If the FDIC Manager receives any payment or other proceeds with respect to the Retained Assets, it shall promptly pay such amount over to Bank United.

                                   ARTICLE V

                        CONDITIONS PRECEDENT TO CLOSING

         Section 5.1 Conditions to Obligations of the FDIC Manager. The obligations of the FDIC Manager under this Agreement shall be subject to the waiver (in writing) or fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

                 (a) Certified Resolutions. The FDIC Manager shall have received a certificate from each of Bank United and each of the Holding Companies, signed by a corporate secretary, or assistant corporate secretary, or other appropriate representative, and dated the Closing Date, certifying that: (i) the board of directors (or other governing body) has duly adopted resolutions, copies of which shall be attached to such certificate, or otherwise duly approved (a) approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement, and
         (b) authorizing an officer, or other appropriate representative, of such entity to execute and deliver this Agreement and all necessary ancillary documents; (ii) all of such resolutions are in full force and effect; and (iii) none of such resolutions has been amended or modified.

                 (b) Incumbency Certificate. The FDIC Manager shall have received a certificate from each of Bank United and each of the Holding Companies, signed by a corporate secretary or assistant corporate secretary, or other appropriate representative, and dated the Closing Date, certifying as to each person executing this Agreement on behalf of such entity, that (i) such person is an officer, or other appropriate representative, of such entity holding the office or offices specified therein, and (ii) the signature of each such person set forth on such certificate is his or her genuine signature.

                 (c) Legal Opinion. The FDIC Manager shall have received a signed opinion addressed to the FDIC Manager from counsel to Bank United and each of the Holding Companies, dated the Closing Date and substantially in the form of Exhibit 5.1(c).

                 (d) Proceedings. All corporate and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the FDIC Manager and its counsel, and the FDIC Manager shall have received such counterpart originals or certified or other copies of such documents as it may reasonably request.

                 (e) Accuracy of Representations and Warranties: Performance. The representations and warranties of Bank United and each of the Holding Companies contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for changes permitted or contemplated hereunder), and Bank United and each of the Holding Companies shall have performed or complied in all material respects with all covenants, agreements, and conditions herein that it is required to perform or comply with on or prior to the Closing Date. The FDIC Manager shall have received a certificate from Bank United and each of the Holding Companies executed by an executive officer or general partner thereof dated the Closing Date certifying, with respect to itself, to the foregoing in the form attached hereto as Exhibit 5.1(e).

                 (f) Section 3.4 Certificate. If applicable, Bank United shall have delivered the certificate contemplated by Section 3.4(a)(4) hereof.

                 (g) Certificates. The FDIC Manager shall have received (i) an executed Certificate from Bank United, or an opinion of counsel, with respect to the non-applicability to the matters contemplated in this Agreement of the Texas Limited Sales, Excise and Use Tax (Chapter 151 of the Texas Tax Code), and (ii) an executed Certificate of Non-Foreign Status from Bank United with respect to Section 1445 of the Internal Revenue Code of 1986, as amended.

         Section 5.2 Conditions to Obligations of Bank United and Holding Companies. The obligations of Bank United and the Holding Companies shall be subject to the waiver (in writing) or fulfillment, on or prior to the Closing Date, of the following conditions precedent:

                 (a) Accuracy of Representations and Warranties; Performance. The representations and warranties of the FDIC Manager contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and the FDIC Manager shall have performed or complied with in all material respects all covenants, agreements, and conditions herein that it is required to perform or comply with on or prior to the Closing Date, and Bank United and the Holding Companies shall each have received a certificate, executed by an appropriate official of the FDIC Manager, to the foregoing effect.

                 (b) Delivery of Certain Documents. The FDIC Manager shall deliver to Bank United and the Holding Companies copies of a Resolution of its Board of Directors demonstrating the authority of the FDIC Manager to enter into the transactions contemplated by this Agreement.

                 (c) Legal Opinions. Bank United and the Holding Companies shall have received from the FDIC Manager signed opinions addressed to each of Bank United and each Holding Company, from counsel to the FDIC Manager dated the Closing Date and substantially in the form of
         Exhibit 5.2(c) hereto.

                 (d) Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Bank United, each Holding Company, and their respective counsel, and Bank United and each Holding Company shall have received such counterpart originals or certified or other copies of such documents as it may reasonably request.

         Section 5.3 Conditions to Obligations of All Parties. The obligations of the FDIC Manager, Bank United, and the Holding Companies shall be subject to the waiver (in writing) or fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

                 (a) Closing Date. The occurrence of the Closing on or prior to December 28, 1993, or such later date as mutually agreed to by the parties.

                 (b) Consents and Approvals. Bank United and each Holding Company shall have received any and all governmental approvals or other third party consents, which may be required in connection with the execution, delivery, and performance of this Agreement by Bank United and the Holding Companies, and no such governmental approval or other third party consent shall impose, or be subject to or conditioned upon, the compliance by Bank United or any Holding Company with any obligation or condition other than those explicitly set forth in this Agreement, or otherwise contain any terms or provisions which, in the opinion of Bank United or any Holding Company, are unduly burdensome or impractical, or which, in the opinion of Bank United, any Holding Company, or the FDIC Manager, would adversely affect the benefits to such party anticipated from this Agreement.

                 (c) No Change in Law. Between the date hereof and the Closing Date, there shall not have occurred any change in applicable law, regulation, or interpretation of any law or regulation (collectively, a "Change in Law"), nor shall there be pending any proposed or prospective Change in Law, including without limitation any Change in Law related to the federal income tax laws or any applicable state income tax laws, which may, or if adopted or implemented which may, in the opinion of Bank United or any Holding Company, or of the FDIC Manager, alter the anticipated legal effect of this Agreement, or alter, diminish or impair the anticipated economic benefits of this Agreement to Bank United or any Holding Company or the FDIC Manager, or impose any duties, obligations or other burdens or costs on Bank United or any Holding Company or on the FDIC Manager related to this Agreement or the transactions contemplated hereby; provided, however, that the FDIC Manager's obligations hereunder shall not be subject to the absence of any Change in Law to the extent that any such Change in law (i) results from any change in any regulation, or the interpretation thereof, which is promulgated or administered by the FDIC or the RTC, or (ii) is implemented by law, regulatory action, or court determination at the request of, or with the support of, the FDIC or the RTC.

                 (d) No Litigation. No litigation, claim, investigation, or other proceeding shall be pending or threatened by or before any court, tribunal, agency, regulatory authority, arbitration panel, or otherwise, which challenges this Agreement or any of the transactions contemplated hereby, seeks an injunction against or the payment of damages in respect of the consummation of or compliance with any of the terms hereof, questions the legal authority of any of the parties to this Agreement with respect to the transactions contemplated herein, or which otherwise, in the opinion of Bank United or any Holding Company, or of the FDIC Manager, makes consummation of the transactions contemplated herein inadvisable.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         Section 6.1 Representations and Warranties of Bank United. To induce the FDIC Manager to enter into this Agreement and to consummate the transactions contemplated hereby, Bank United makes the following representations and warranties to the FDIC Manager as of the date hereof, (i) each of which shall survive the consummation of the transaction contemplated herein in the case of the representations and warranties set forth in subsections (a) through (g)(i), and (ii) each of which shall survive the consummation of the transactions contemplated herein for a period of one year in the case of the representations and warranties set forth in subsections
(g)(ii) through (q) and shall thereupon terminate:

                 (a) Corporate Existence. Bank United is a federally chartered stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America, with all requisite power and authority to (i) own and operate its properties and conduct its business as currently conducted by it, and (ii) engage in the activities and transactions described in and contemplated by this Agreement.

                 (b) Due Authorization. Bank United has full power and authority to execute, deliver, and perform this Agreement, and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.

                 (c) Binding Agreement. This Agreement has been duly authorized, executed and delivered by Bank United and, when duly authorized, executed, and delivered by the FDIC Manager, this Agreement shall constitute a legal, valid and binding obligation of Bank United, enforceable against Bank United in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, conservatorship, receivership, or other similar laws affecting the enforcement of creditors' right generally, and (ii) general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                 (d) Compliance with Law. The execution, delivery, and performance by Bank United of this Agreement will not violate or conflict with any provision of any applicable law or regulation, or any order, writ, judgment, or decree of any court or governmental authority to which it is otherwise subject, in each case to an extent which would be materially adverse to the interests of any party hereunder.

                 (e) Compliance with Obligations. The execution, delivery, and performance by Bank United of this Agreement does not and will not (i) violate or conflict with any provision of the charter or bylaws of Bank United, or (ii) result in a violation, or breach of, or default under any material contract, lease, or other instrument to which Bank United is a party (or which is binding on it or any of its assets).

                 (f) Approvals and Consents. All material governmental approvals and other material third party consents that are required in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated by this Agreement by Bank United, if any, have been obtained.

                 (g) Litigation.

                     (i) There is no legal action, suit, investigation, or
                 proceeding pending (in which Bank United is a party) or, to Bank United's actual knowledge, threatened against or affecting Bank United (whether or not Bank United is a party thereto) or any of its subsidiaries or their assets which questions the validity of this Agreement, or any of the transactions contemplated hereby, or which would be reasonably expected, either individually or in the aggregate with all such other actions, suits, investigations, or proceedings, to materially and adversely affect the financial condition of Bank United or its ability to perform, satisfy, or observe any obligation or condition under this Agreement.

                     (ii) No claim asserted to date in any of the
                 Transferred Cases involves an allegation of fraud or willful misconduct on the part of Bank United, its directors, officers, employees or agents; provided, however, that this representation does not apply to (x) allegations relating to any act or failure to act by Bank United taken in accordance with the written concurrence or direction of the FDIC Manager or its predecessors in interest, or in accordance with a written request delivered by Bank United to the FDIC Manager or its predecessors in interest with respect to which no written objection was delivered to Bank United or (y) allegations that are without substantial basis in fact.

                 (h) Covered Assets. Each of the Transferred Loans and each item of Transferred REO has been accounted for on the books and records of Bank United as a Covered Asset within the meaning of the Assistance Agreement.

                 (i) Capital Compliance. After giving effect to the transactions contemplated by this Agreement, Bank United will at the Closing Date be in compliance with the minimum regulatory capital requirements of the Office of Thrift Supervision currently applicable to Bank United.

                 (j) Capitalization. The authorized capital stock of Bank United will, as of the Closing, consist of (i) 5,000,000 shares of Preferred Stock having a stated value of $25 per share, of which 3,450,000 shares have been designated as Series A Preferred Stock, with the relative powers, rights, preferences, qualifications, limitations and restrictions as set forth in Bank United's charter (a true and complete copy of which has been provided to the FDIC Manager) and of which 1,550,000 shares are issuable in series with such designations, relative powers, rights, preferences, qualifications, limitations and restrictions as may be fixed from time to time by Bank United's Board of Directors, and (ii) 5,000,000 shares of Common Stock having a par value of $.01 per share.

                 As of the Closing, no shares of Bank United's Preferred Stock will have been issued or will be outstanding which are convertible into, or otherwise exchangeable for, Common Stock.

                 As of the Closing, 2,699,725 shares of Common Stock will be outstanding and will be held beneficially and of record by USAT Holdings, assuming that the Warrants are not exercised prior to the Closing. No other shares of Bank United's Common Stock have been issued or are presently outstanding.

                 Except for the Warrants, there are no outstanding subscriptions, options, warrants, contracts, demands, or convertible securities, under which Bank United is obligated to issue its capital stock or equity securities of any kind.

                 Set forth on Exhibit 6.1(j) are the amount per share of each cash dividend declared and paid by Bank United, and the dates on which such dividends were declared and paid, with respect to its outstanding Common Stock at any time from December 30, 1988 to and including the date hereof. Except as set forth on Exhibit 6.1(j), there has been no other cash dividend or other dividend or distribution of property declared or made by Bank United with respect to its Common Stock at any time from December 30, 1988 to and including the date hereof. Nothing herein shall be construed as prohibiting Bank United from paying any dividend or making any other distribution on or in respect of its Common Stock between the date hereof and the Closing Date.

                 (k) Tax Matters. USAT Holdings, Hyperion Holdings, and Bank United have supplied or made available to the RTC or the FDIC Manager all federal and state income tax (or, where utilized, franchise or other net-income-based equivalent of income tax) returns (the "Tax Returns") for USAT Holdings, Hyperion Holdings, and Bank United (including amended returns) which have been filed for the periods ended September 30, 1989, September 30, 1990, September 30, 1991, and September 30, 1992, to the extent that such Tax Returns are for periods in which Bank United was included in such Tax Returns. Bank United is, and at all times during the term of the Assistance Agreement has been, a "domestic building and loan association" under the terms of Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended (the "Code"). USAT Holdings, Hyperion Holdings and Bank United have made available to the RTC or the FDIC Manager, and there is attached hereto as Exhibit 6.1(k), certain tax information as hereinafter described. The information on Exhibit 6.1(k) is taken from the books and records used in preparing the tax returns for the companies enumerated thereon, but no further representation or warranty is made with respect to such information.

                 Exhibit 6.1(k) sets forth for each of the taxable years ended September 30, 1989, September 30, 1990, September 30, 1991, and September 30, 1992: (i) the amount of net operating loss that remained available to be utilized by Bank United or the consolidated group of which it is a member (subject to any applicable limitations under the Code or applicable state tax statutes) to reduce its federal or state income tax liability in a future taxable year, and (ii) the portion of such net operating loss that is attributable to Tax Benefit Items (as defined in Section 1(a) of Exhibit 2.3 hereto) and the portion that is not attributable to Tax Benefit Items. Nothing herein shall be construed as limiting or restricting the right of Bank United or any member of the consolidated group of which it is a member from amending or otherwise modifying any such Tax Return, subject to the provisions of the Tax Sharing Agreement. The FDIC Manager acknowledges that such amendments or other changes could have the effect of altering the information set forth on Exhibit 6.1(k), and that such alteration shall not constitute a breach of the representations and warranties made hereby.

                 (l) Title and Related Matters. On the Closing Date, Bank United will transfer, convey and assign to the FDIC Manager all of Bank United's right, title, and interest in and to the Transferred Assets, free and clear of any adverse claim, lien, mortgage, charge, security interest, pledge, option, encumbrance and other restriction or limitation held by Bank United or any of its affiliates except as set forth in Exhibit 6.1(l). Bank United has not taken any actions (or failed to take any actions) in violation of the terms of the Assistance Agreement with respect to the Transferred Assets that have resulted in or will result in (i) any material adverse title claims, liens, mortgages, charges, security interests, pledges, options, encumbrances or other restrictions or limitations of any nature whatsoever affecting the Transferred Assets, or (ii) any material adverse change in the physical condition of the Transferred Assets; provided, however, that no representation is made with respect to any action (or failure to act) (x) taken (or omitted) with the written concurrence or at the written direction of the FDIC Manager or any of its predecessors in interest, or in accordance with a written request delivered by Bank United to the FDIC Manager or its predecessors in interest with respect to which no written objection was delivered to Bank United, or (y) that does not constitute gross negligence, fraud, or intentional or willful misconduct demonstrating a greater disregard of a duty of care than gross negligence.

                 (m) Condemnation, etc. Except as set forth on Exhibit 6.1(m) hereto, Bank United has not received written notice of any condemnation, expropriation, eminent domain or similar proceeding pending or threatened against any of the Transferred Assets, and Bank United has made no commitments to, and has received no written notice from, any public authority or other entity with respect to the taking or use of any of the Transferred Assets, whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes.

                 (n) No Other Arrangements. Except as set forth in Exhibit 6.1(n) attached hereto, and except as may be entered into between the date hereof and the Closing Date in accordance with the terms of the Assistance Agreement, Bank United has not entered into any other agreement for the sale of the Transferred Assets.

                 (o) No Leases, etc. Except as provided in Exhibit 6.1(o), and except as may be entered into between the date hereof and the Closing Date in accordance with the terms of the Assistance Agreement, Bank United has entered into no oral or written leases, licenses, permits, franchises, concessions, or employment, collective bargaining or occupancy agreements affecting the Transferred Assets.

                 (p) No Violations of Law. Except with respect to those items identified on Exhibit 6.1(p) hereto, and except for laws relating to occupational health or safety or the generation, transportation, use, installation or disposition of hazardous materials or the discharge of hazardous materials or other pollutants into air or water, Bank United has not received any written notice, and Bank United has no actual knowledge, of existing violations of any requirements of law that materially adversely affect the Transferred Assets, and Bank United has not received written notice of any violation of laws relating to occupational health or safety with respect to the Transferred REO; provided, however, that no representation is made with respect to matters existing on or prior to December 30, 1988.

                 (q) Environmental. Except as set forth in Exhibit 6.1(q), (i) Bank United has no actual knowledge of any written studies or reports regarding the presence of hazardous substances (as defined as of the date hereof by the Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), as amended, 42 U.S.C. Section 9601 et seq.) on the Transferred REO (or the property to which the Mortgages relate), (ii) subject to incidental and non-consequential exceptions, Bank United has no actual knowledge of the discharge or existence on the Transferred REO (or the property to which the Mortgages relate) of any such hazardous substances, (iii) Bank United has not received and has no actual knowledge of any prior owner of the Transferred REO (or the property to which the Mortgages relate) having received any notice of any kind relating to or in connection with the violation of any environmental statute including but not limited to the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et seq., and CERCLA, and all regulations adopted pursuant to RCRA and CERCLA, and (iv) Bank United has not caused any such hazardous substances to be generated, treated, transported, stored, used, installed or disposed in or on the Transferred REO (or the property to which the Mortgages relate), except for incidental and non-consequential exceptions or in accordance with the requirements of applicable law; provided, however, that no representation is made with respect to matters existing on or prior to December 30, 1988.

For purposes of this Agreement, "actual knowledge" of Bank United shall mean an item actually known to Jonathon Heffron, Max Epperson, or the Asset Manager identified on Exhibit 6.1(r), with respect to the assets indicated on such Exhibit.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Section 7.1 Representations and Warranties of the Holding Companies. To induce the FDIC Manager to enter into this Agreement and to consummate the transactions contemplated hereby, each Holding Company, severally with respect to itself only, makes the following representations and warranties to the FDIC Manager as of the date hereof, each of which shall survive the consummation of the transaction contemplated herein:

                 (a) Existence. Such Holding Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to (i) own and operate its properties and conduct its business as currently conducted by it, and (ii) engage in the transactions described in and contemplated by this Agreement.

                 (b) Due Authorization. Such Holding Company has full power and authority to execute, deliver, and perform this Agreement, and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.

                 (c) Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Holding Company and, when duly authorized, executed, and delivered by the FDIC Manager, this Agreement shall constitute a legal, valid and binding obligation of such Holding Company, enforceable against such Holding Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, conservatorship, receivership, or other similar laws affecting the enforcement of creditors' right generally, and (ii) general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                 (d) Compliance with Law. The execution, delivery, and performance by such Holding Company of this Agreement will not violate or conflict with any provision of any applicable law or regulation, or any order, writ, judgment, or decree of any court or governmental authority to which it is otherwise subject, in each case to an extent which would be materially adverse to the interests of any party hereunder.

                 (e) Compliance with Obligations. The execution, delivery, and performance by such Holding Company of this Agreement does not and will not (i) violate or conflict with any provision of the organizational documents of such Holding Company, or (ii) result in a violation, or breach of, or default under any material contract, lease, or other instrument to which such Holding Company is a party (or which is binding on it or any of its assets).

                 (f) Approvals and Consents. All material governmental approvals and other material third party consents that are required in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated by this Agreement by such Holding Company, if any, have been obtained.

                 (g) Litigation. There is no legal action, suit, investigation, or proceeding pending (in which such Holding Company is a party) or, to such Holding Company's actual knowledge, threatened against or affecting such Holding Company (whether or not such Holding Company is a party thereto) or any of its subsidiaries or their assets which questions the validity of this Agreement, or any of the transactions contemplated hereby,or which would be reasonably expected, either individually or in the aggregate with all such other actions, suits, investigations, or proceedings, to materially and adversely affect the financial condition of such Holding Company or its ability to perform, satisfy, or observe any obligation or condition under this Agreement.

         Section 7.2 Representations and Warranties of the FDIC Manager. To induce Bank United and the Holding Companies to enter into this Agreement and to consummate the transactions contemplated hereby, the FDIC Manager hereby makes the following representations and warranties, each of which shall survive the consummation of the transaction contemplated herein:

                 (a) Power and Authorization. The execution, delivery, and performance of this Agreement (i) are within the legal power and authority of the FDIC Manager, and (ii) have been duly authorized by all necessary action on the part of the FDIC Manager. The FRF is the transferee of the assets and liabilities of the FSLIC on August 8, 1989. The FDIC Manager is the statutory manager of FRF and, as such, has the rights, powers and duties to control, dispose of, or otherwise act with all of the rights, powers, and duties of a manager or owner of the assets and liabilities of the FRF. The FDIC Manager is the sole successor to all rights, duties, and obligations of the FSLIC under the Assistance Agreement and the Warrant Agreement. The FDIC as receiver of Old United is the sole successor to all rights, duties and obligations of the FSLIC as receiver of Old United under the Acquisition Agreement. The FDIC Manager has the sole statutory authority to execute, deliver and perform this Agreement and no joinder of any other person or party that is an agency or instrumentality of the federal government of the United States, is necessary in order to fully effect the transactions contemplated by this Agreement. The FRF is not an agency or instrumentality of the United States and does not have the power to sue or be sued in its own name or capacity.

                 (b) Binding Agreement. This Agreement has been duly authorized, executed and delivered by the FDIC Manager, and upon the due authorization, execution, and delivery of this Agreement by each of the other parties hereto, this Agreement shall be a legal, valid and binding obligation of the FDIC Manager, enforceable against it in accordance with its terms except as such enforceability may be limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                 (c) Warrants. The FRF, as managed by the FDIC Manager, is the sole owner of the Warrants and has not exercised, assigned, transferred, or otherwise encumbered the Warrants.

                                  ARTICLE VIII

                                   COVENANTS

         Section 8.1 Allocations for Federal Tax Purposes. For purposes of calculating Bank United's federal income tax liability, the FDIC Manager and Bank United shall allocate the Termination Amount as set forth on Exhibit 8.1 hereto.

         Section 8.2 Bank United Cooperation Regarding Transferred Assets. At the request of the FDIC Manager, upon reasonable written notice, Bank United shall make its employees available to testify in any litigation concerning the Transferred Assets to the extent the FDIC Manager or its counsel, in their sole judgment, considers such testimony to be appropriate. All reasonable out-of-pocket expenses incurred by each employee of Bank United associated with the giving of any such testimony shall be paid by the FDIC Manager or, if paid by Bank United or any such employee, promptly reimbursed by the FDIC Manager to Bank United or such employee.

         Section 8.3 Further Assurances. Each of the parties hereto shall promptly and duly cause to be taken, executed, acknowledged or delivered all such further acts, conveyances, documents and assurances as any party hereto may from time to time reasonably request in order more effectively to carry out the intent and purposes of this Agreement and the transactions contemplated hereby; provided, that the costs associated with the preparation, execution, or filing of any such documents shall be borne by the party requesting the same.

         Section 8.4 Costs and Expenses. Except to the extent otherwise specifically provided herein, each party hereto agrees to pay all costs and expenses incurred by it in connection with or incidental to the matters contained in this Agreement, including any fees and disbursements of attorneys, accountants, and investment banking consultants.


                                   ARTICLE IX

                                INDEMNIFICATIONS

         Section 9.1 Indemnification by the FDIC Manager. The FDIC Manager will indemnify and hold harmless Bank United (including by way of indemnification of its officers, directors, employees and affiliated persons (including the Holding Companies and their officers, directors, employees and affiliated persons)) ("Bank United Indemnities") for amounts actually incurred and paid by Bank United Indemnities in connection with the defense, prosecution, satisfaction, settlement or compromise, including the reasonable costs and expenses of litigation (including reasonable attorneys' and accountants' fees, travel expenses, judgments, court costs and related litigation expenses, and such other reasonable costs as may be actually incurred and paid by Bank United Indemnities in connection with the defense, prosecution, satisfaction, settlement or compromise) of any claims that are asserted against any of the Bank United Indemnities (i) relating to the Transferred Assets or Transferred Claims arising out of, contributed to by, or based upon any liability, action or failure to act of, the FDIC Manager or its officers, employees, or agents occurring after the Closing Date, (ii) arising out of, contributed to by, or based upon any breach of the representations and warranties of the FDIC Manager set forth in Article VII hereof, or (iii) arising out of or based upon the Transferred Cases or any matter subject to the provisions of Section 3.5(c) hereof (other than a matter subject to Section 7(a)(3) of the Assistance Agreement) to the extent provided in Section 3.5 hereof, but only, in the case of matters described in clause (iii), above, if notice of such claim is given prior to December 30, 1998.

         Section 9.2 Indemnification Pursuant to Assistance Agreement. Notwithstanding any other provision of this Agreement or the granting of the Mutual Release contemplated hereby, the provisions of Section 7(a) of the Assistance Agreement shall for all purposes remain in full force and effect to the same extent as they would in the absence of this Agreement and the granting of the Mutual Release; provided, however, that (i) the provisions of Section 7(a) requiring that Bank United comply with the requirements of Sections 15, 16, 17, 18, and 31 of the Assistance Agreement shall be deemed to have been deleted for all purposes, and (ii) the obligations of the FDIC Manager shall terminate at the time and in the manner specified in Section 24 of the Assistance Agreement, except that (x) no Indemnified Party shall be obligated to comply with the requirements specified in the first sentence of Section 24(b) of the Assistance Agreement, and (y) the indemnification provided for in
Section 7(a)(3) of the Assistance Agreement shall not in any event terminate.

         Section 9.3 Indemnification by Bank United. Bank United shall indemnify and hold harmless the FDIC Manager and the FRF (including by way of indemnification of their respective officers, directors and employees) (and the respective statutory successors and assigns of the foregoing) ("FDIC Indemnitees") for amounts actually incurred and paid by the FDIC Indemnitees in connection with the defense, prosecution, satisfaction, settlement or compromise, including the reasonable costs and expenses of litigation (including reasonable attorneys' and accountants' fees, travel expenses, judgments, court costs and related litigation expenses, and such other actual and reasonable costs as may be incurred and paid by the FDIC Indemnitees in connection with the defense, prosecution, satisfaction, settlement or compromise), of any claims that are asserted against any of the FDIC Indemnitees arising out of, contributed to by, or based upon any breach of the representations and warranties of Bank United and/or any of the Holding Companies set forth in Articles VI and VII hereof, but only if notice of such claim is given prior to the expiration of the survival period of such representation or warranty.

         Section 9.4 Procedures for Obtaining Indemnification. (a) Any party entitled to indemnification under this Article IX (an "Indemnified Party") shall provide the Indemnifying Party with written notice of any claim which may give rise to indemnification hereunder; provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure to provide notice shall have materially and substantially prejudiced the rights of the Indemnifying Party hereunder. The Indemnified Party shall in any event (x) notify and provide the Indemnifying Party with any summons, complaint or other notice of lawsuit and any other documents directly related to such claims, and (y) provide appropriate documentation of the expenses for which the Indemnified Party requests indemnification.

                 (b) Provided that the Indemnifying Party has admitted in writing its obligation to provide indemnification under this Article 9 with respect to such claim:

                     (i) The Indemnified Party shall cooperate with the Indemnifying Party in connection with the defense of such claims.

                     (ii) The Indemnifying Party may assume the defense of such claims, at its cost and expense, and control the conduct of the defense of such claims, including the decision to settle any such claims, pursuant to (iii) below. The election by the Indemnifying Party to assume such defense shall be evidenced by a notice in writing delivered to the Indemnified Party. The Indemnifying Party, if it so elects to assume such defense, shall promptly reimburse the Indemnified Party for all amounts theretofore incurred in connection with such matter as provided in Section 9.1, 9.2, or 9.3, or, subject to
                 Section 9.4(b)(iv) below, thereafter incurred by the Indemnified Party.

                     (iii) The settlement or compromise of any claims against an Indemnified Party by the Indemnifying Party is subject to the prior written approval of the Indemnified Party, which shall not be unreasonably withheld.

                     (iv) Notwithstanding the assumption by an Indemnifying Party of the defense of a claim, an Indemnified Party may retain its own counsel and elect to participate in (but not control) the defense of such a claim, but the fees and expense of such counsel incurred after the date on which the Indemnifying Party delivers notice in writing to the Indemnified Party that the Indemnifying Party is assuming such defense shall be at the expense of such Indemnified Party.

                 (c) If the Indemnifying Party does not elect to assume the defense of a claim which may give rise to an indemnification hereunder, or has not acknowledged its obligation to provide indemnification as contemplated by subsection (b), above, the Indemnifying Party will nonetheless upon demand by the Indemnified Party promptly reimburse such Indemnified Party for all costs and expenses otherwise subject to indemnification hereunder, as they are incurred; provided, however, that the Indemnified Party shall have complied with the requirements of subsection (a), above, and shall repay on demand all amounts paid hereunder by the Indemnifying Party in the event it is subsequently determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to such indemnification.


                                   ARTICLE X

                                 MISCELLANEOUS

         Section 10.1 Amendments. No amendment, modification, or waiver of any provision of this Agreement, nor any consent to any departure therefrom by any party, shall in any event be effective unless the same shall be embodied in a writing signed by all parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 10.2 Notices. Any notice, report, request, claim, demand, consent, approval, or other communication to any party hereto shall be deemed effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid, or by confirmed facsimile transmission (with hard copy mailed at the same time), to such party at its address set forth below (with copies as indicated below) or at such other address as such party shall hereafter furnish in writing to the other parties.

         (a)     If to Bank United:

                 Bank United of Texas FSB
                 3200 Southwest Freeway
                 16th Floor
                 Houston, Texas 77027
                 Attention: Jonathon K. Heffron
                 Telecop No.: (713) 963-7915

                 With a copy to:

                 Vinson & Elkins L.L.P.
                 2500 First City Tower
                 1001 Fannin
                 Houston, Texas 77002-6760
                 Attention: Richard W. Scott
                 Telecopy No.: (713) 758-2346

         (b)     If to the Holding Companies:

                 Hyperion Holdings Inc.
                 Attention: Salvatore A. Ranieri
                 Suite 500
                 50 Charles Lindbergh Boulevard
                 Mitchel Field, New York 11553
                 Telefax: (516) 745-6769
                 Telecopy Confirmation: (516) 745-6644

         (c)     If to the FDIC Manager:

                 Federal Deposit Insurance Corporation
                 Division of Resolutions
                 Assisted Acquisitions (FRF)
                 550 17th Street, N.W.
                 Washington, D.C. 20429
                 Attention: Associate Director (FRF)
                 Telecopy No.: (202) 898-8929

                 With a copy to:

                 Federal Deposit Insurance Corporation
                 Legal Division
                 550 17th Street, N.W.
                 Washington, D.C. 20429
                 Attention: Associate General Counsel
                 Resolutions Section
                 Telecopy No: (202) 898-3658

         Section 10.3 Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of such right, privilege, power, or remedy; nor shall any single or partial exercise of any right, privilege, power, or remedy under this Agreement preclude any other or further exercise of such right, privilege, power, or remedy. The rights, privileges, powers, and remedies available to the parties hereto are cumulative and not exclusive of any other rights, privileges, powers, or remedies provided by statute, at law, in equity, or otherwise. No notice to or demand on any party shall in any case entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

         Section 10.4 Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the federal law of the United States of America and, in the absence of controlling federal law, in accordance with the law of the State of Texas.

         Section 10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws. However, in the event that any provision of this Agreement shall be held to be prohibited or invalid under any applicable law, or declared unenforceable, then all of the remaining provisions of this Agreement shall, to the fullest extent possible, remain in full force and effect and shall be binding on the parties hereto; provided, that this Section
10.5 shall be of no force or effect if the exclusion of such provision or portion thereof shall render the remaining provisions of this Agreement incapable of observance or shall cause this Agreement as a whole to fail of its essential purpose, or shall otherwise be inequitable to any party in light of the intent of the parties as set forth herein.

         Section 10.6 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective transferees, successors, and assigns, but this Agreement may not be assigned to any party nor may any rights or obligations under it be transferred or delegated to or vested in any other party (except through merger, consolidation, liquidation, statutory succession, or change of control) without the prior written consent of Hyperion Partners, Bank United, and the FDIC Manager, which consents shall not be unreasonably withheld.

         Section 10.7 Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

         Section 10.8 Exhibits. All exhibits attached hereto are an integral part of and are hereby incorporated into this Agreement.

         Section 10.9 Entire Agreement. This Agreement and the Exhibits hereto embody the entire agreement among the parties hereto relating to the subject matters herein, and supersedes all prior agreements and understandings among the parties, oral or written, relating to such matters.

         Section 10.10 Third Party Beneficiaries. Except as expressly provided in this Agreement, no provision of this Agreement is intended to nor shall it benefit any person other than the parties hereto.

         Section 10.11 Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed us by themselves or their respective officers, as the case may be, as of the day and year first above written.


                                BANK UNITED OF TEXAS FSB

                                By: /s/ JONATHON R. HEFFRON
                                    -----------------------------------------
                                Name: Jonathon R. Heffron
                                Title: Executive Vice President &
                                       General Counsel


                                FEDERAL DEPOSIT INSURANCE CORPORATION,
                                as MANAGER of THE FSLIC RESOLUTION FUND

                                By: /s/ KEVIN STEIN
                                    -----------------------------------------
                                Name: Kevin Stein
                                Title: Associate Director



                                USAT HOLDINGS INC.

                                By: /s/ SALVATORE A. RANIERI
                                    -----------------------------------------
                                Name: Salvatore A. Ranieri
                                Title: Vice President


                                HYPERION HOLDINGS INC.

                                By: /s/ SCOTT A. SHAY
                                    -----------------------------------------
                                Name: Scott A. Shay
                                Title: Vice President

                                HYPERION PARTNERS L.P.

                                By: Hyperion Ventures L.P.,
                                    the general partner

                                    By: SAR Hyperion Corp.,
                                        a general partner

                                        By: /s/ SALVATORE A. RANIERI
                                            -----------------------------------
                                           Salvatore A. Ranieri
                                           President